Exhibit 99.1

Tenet Reports Results
for the First Quarter Ended March 31, 2020
and Provides Update on Effects of COVID-19

•
Net income from continuing operations attributable to common shareholders of $94 million, or $0.89 per diluted share, in 1Q20 versus a net loss from continuing operations of $20 million, or $0.19 per diluted share in 1Q19

•
Strong operating performance through mid-March and ahead of expectations. Impact of COVID-19 pandemic in the latter half of March suppressed otherwise solid financial results for 1Q20 lowering net income from continuing operations attributable to common shareholders by approximately $73 million, or $0.69 per diluted share, and Adjusted EBITDA by approximately $125 million.

•
Actively managing COVID-19 patient needs and adapting to the rapidly evolving environment continuing to provide the highest level of care to our patients. The Company’s hospital system is not being overwhelmed. As of May 1, 2020, the Company had 771 active COVID-19 patients in-house across its portfolio of 65 hospitals and 308 Patients Under Investigation (PUI) cases, many of which are inpatients with test results pending.

•	Patient volumes declined significantly in the latter half of March due to governmental shelter-in-place orders and elimination of elective surgery related to COVID-19.

•	The Company has taken numerous actions in April 2020 to enhance its liquidity.

•
Due to the uncertainty of the current environment, projections of volumes and earnings for the remainder of the year create difficulty in predicting, with any precision, full year guidance. Significant impact from the pandemic is anticipated in 2Q20 with stabilization and recovery targeted in the second half of this year. The Company may provide updates as events unfold over the next several months.

DALLAS — May 4, 2020 — Tenet Healthcare Corporation (Tenet) (NYSE: THC) today announced its results for the quarter ended March 31, 2020 (1Q20).

“Our first quarter represents results that were trending above our expectations through early March and then, in a virtual snap of the finger, hit a wall created by the COVID-19 pandemic and the quick shutdown of elective surgeries and normal patient traffic,” said Ronald A. Rittenmeyer, Executive Chairman and Chief Executive Officer. “Our team responded quickly, focused on the safety of our patients and staff while ensuring we were caring for the potential and actual surge of COVID patients. This included forward purchasing of PPE and other supplies and equipment regardless of price, implementation of staffing deployment plans tailored to the unique elements of various markets, and the establishment of clear clinical protocols and safety measures standardized across operations.”

“We acted swiftly to mitigate the impact of significant volume reductions in our hospitals and surgery centers, enhance our operational and financial flexibility and redirect resources to critical operations. Simultaneously, we took actions to increase liquidity and defer capital spend and other costs that could be delayed without disrupting our mission. At all times, our patients have continued to receive excellent care with uninterrupted access to caregivers, medication and equipment. Conifer and our Global Business Center in Manila continued to operate and execute their respective missions.

“We have now shifted our focus to a comprehensive recovery effort across our entire system in compliance with state and local orders. We have begun to resume vital elective procedures and methodically re-open, with a detailed plan by physician, our USPI facilities and the hospital departments that were closed as a result of the pandemic.

“Importantly for Tenet, this recovery is led by the same team that has navigated the turnaround of Tenet during the past two years and through this pandemic. The team is energized and fully engaged in executing the recovery with the same tenacity and accountability that has served all our stakeholders well and will enable us to return, as soon as possible, to the trajectory we had in place in February.

“On behalf of myself and our Board, we want to thank our teams and all healthcare providers, who have responded to this public health emergency with strength and courage. We recognize and applaud the sacrifices our teams and others are making every day.”

Tenet's results for 1Q20 versus the quarter ended March 31, 2019 (1Q19) were as follows:

($ in millions, except per share results)	1Q20	1Q19
Net income (loss) from continuing operations attributable to Tenet common shareholders	$94	$(20)
Net income (loss) from continuing operations attributable to Tenet common shareholders per diluted share	$0.89	$(0.19)
Adjusted EBITDA	$585	$623
Adjusted diluted earnings per share from continuing operations	$1.28	$0.60
The table above as well as tables and discussions throughout this earnings release include certain financial measures that are not in accordance with Generally Accepted Accounting Principles (GAAP). Reconciliations of GAAP measures to the Adjusted (non-GAAP) measures used are detailed in Tables #1-3 included at the end of this earnings release. Management’s reasoning for the use of these non-GAAP measures and descriptions of the various non-GAAP measures are included in the Non-GAAP Financial Measures section of this earnings release.

Prior period amounts have been recast to reflect the Company's change in accounting for its medical malpractice and workers' compensation actuarial liabilities, As permitted by U.S. GAAP, these liabilities are now reported on an undiscounted basis, whereas they were previously reported on a discounted basis.

COVID-19 Pandemic

•
The Company's 1Q20 operating performance was strong and ahead of expectations through mid-March 2020, reflecting the continued growth and operational discipline demonstrated in its results for 2019. However, since mid-March the COVID-19 pandemic (COVID-19) has resulted in a material reduction in patient volumes associated with governmental orders limiting non-essential procedures and mandating “shelter in place,” plus general apprehension among the public. Patient volumes impacted include emergency room (ER) visits, admissions, elective surgeries and other procedures. In addition, a substantial portion of the Company’s USPI ambulatory surgery centers have been closed and other centers are operating with very limited hours. The Company has an established and tested support structure in place to protect its caregivers and patients and manage infectious agents, including facility deep cleaning processes and appropriate security precautions. The Company proactively planned for COVID-19 by making additional investments to enhance its inventory of personal protective equipment and other supplies. The Company has encountered significantly higher prices for such supplies, but believes it currently has adequate supplies on hand.

•
The Company has taken various actions to mitigate the impact of COVID-19, including enhancing its liquidity by issuing $700 million of secured notes in April 2020 and increasing its line-of-credit borrowing capacity from $1.5 billion to $1.9 billion in April 2020, reducing its planned capital expenditures this year by $300 million, reducing discretionary spend, and flexing down costs or furloughing employees due to reduced patient volumes that do not impact the ability to provide care to current patient volume levels. The Company is extensively planning how its businesses will ramp back up as government-imposed restrictions are lifted to protect the safety of all of its constituents and ensure resources are deployed appropriately for the volume levels as they recover.

Current Liquidity and Cash Balance

•
As of May 1, 2020, the Company had $2.2 billion of excess cash and $1.9 billion of available capacity under its line-of-credit facility, which was recently amended to increase the Company’s borrowing capacity to $1.900 billion. The Company had $500 million of outstanding line-of-credit borrowings as of March 31, 2020, but subsequently repaid those borrowings in April 2020. Through May 1, 2020, the Company has received approximately $1.5 billion of Medicare advance payments from the Centers for Medicare and Medicaid Services (CMS) and approximately $345 million of grant aid under the Coronavirus Aid, Relief and Economic Security (CARES) Act. The Medicare advances will have to be repaid by the Company within the next year.

Results from Continuing Operations Attributable to Tenet Common Shareholders

•
Net income from continuing operations attributable to its common shareholders was $94 million, or $0.89 per diluted share, in 1Q20 versus a net loss from continuing operations of $20 million, or $0.19 per diluted share, in 1Q19. The $114 million, or $1.08 per diluted share, year-over-year increase was driven primarily by operational improvements in each of the Company's business segments and a favorable income tax benefit of $91 million, or $0.86 per diluted share, recorded in 1Q20 related to an increase in the deductibility of interest expense for income tax purposes as a result of the CARES Act, partially offset by the effects of COVID-19.

Adjusted Results from Continuing Operations Attributable to Tenet Common Shareholders

Reconciliations of net income available (loss attributable) to Tenet common shareholders to Adjusted net income from continuing operations available to Tenet's common shareholders are contained in Table #1 at the end of this release.

•
Tenet’s 1Q20 Adjusted net income from continuing operations available to its common shareholders rose to $135 million, or $1.28 per diluted share, compared to $63 million or $0.60 per diluted share, in 1Q19. These results reflected the same factors impacting results from continuing operations attributable to common shareholders noted above, with the 1Q20 tax benefit to Adjusted net income from continuing operations associated with the increase in deductibility of interest expense discussed above being $86 million, or $0.81 per diluted share.

Adjusted EBITDA

Reconciliations of net income available (loss attributable) to Tenet common shareholders to Adjusted EBITDA are contained in Table #2 at the end of this release.

•
The Company's Adjusted EBITDA through February 2020 was $40 million ahead of its year-to-date plan. However, due to the COVID-19 impact in the latter half of March, Adjusted EBITDA was $585 million in 1Q20 compared to $623 million in 1Q19, a decrease of $38 million, or 6.1 percent. The Company estimates that COVID-19 negatively impacted its 1Q20 Adjusted EBITDA by approximately $125 million. On April 2, 2020, the Company withdrew its 1Q20 and full-year Outlook guidance (mid-point of $650 million) due to the COVID-19 impact.

Hospital Operations and Other Segment Results

Tenet’s Hospital Operations and other business segment (Hospital segment) is comprised of acute care and specialty hospitals, ancillary outpatient facilities, freestanding urgent care centers (nearly all which are managed by USPI and operated under the MedPost brand), micro-hospitals and physician practices.

Hospital segment results ($ in millions)	1Q20	1Q19
Net operating revenues	$3,834	$3,862
Same-hospital net patient services revenues (a)	$3,542	$3,557
Adjusted EBITDA	$342	$347
Same-hospital admissions decline (a)	(4.5)%	(0.1)%
Same-hospital adjusted admissions (decline) growth (a)(b)	(4.9)%	0.6%
Prior period amounts have been recast to reflect the Company's change in accounting for its medical malpractice and workers' compensation actuarial liabilities, As permitted by U.S. GAAP, these liabilities are now reported on an undiscounted basis, whereas they were previously reported on a discounted basis.

(a) Same-hospital revenues and statistical data include those for the 65 hospitals operated by the Company’s Hospital segment continuously from January 1, 2019 through March 31, 2020. Revenues and volumes for any hospitals acquired or disposed of during that time frame are excluded.
(b) Adjusted patient admissions are hospital admissions adjusted to include outpatient admissions by multiplying actual patient admissions by the sum of gross inpatient revenues and outpatient revenues, then dividing that result by gross inpatient revenues.

Revenues and Volumes

•
Net operating revenues in the Hospital segment were $3.834 billion in 1Q20, a decline of 0.7 percent from $3.862 billion in 1Q19. The decrease in revenue was primarily due to revenue growth on a same-hospital basis through February 2020 being offset by the impact of COVID-19 during March 2020.

•	Revenues included $58 million from the California Provider Fee program in 1Q20 compared to $65 million in 1Q19.

•	On a same-hospital basis, net patient service revenues were $3.542 billion in 1Q20, a decline of 0.4 percent from $3.557 billion in 1Q19.

•	The impact of COVID-19 on the Company's same-hospital volumes in March 2020 versus the comparable period in 2019 follows:

	Jan. - Feb. 2020	Month of March 2020	1Q20
Admissions	1.1%	(15.2)%	(4.5)%
Adjusted admissions	1.7%	(17.6)%	(4.9)%
ER visits	6.0%	(16.2)%	(1.7)%
Hospital surgeries	0.4%	(21.1)%	(6.9)%

•
Admissions, ER visits and surgeries in the back half of March 2020 were lower than the comparable period last year by approximately 25 percent, 27 percent and 38 percent, respectively, due to COVID-19.

•	Net revenue per adjusted admission increased 4.7 percent year-over-year for 1Q20 primarily reflecting higher patient acuity for the volumes retained, as well as negotiated rate increases.

Operating Expenses

•
Selected operating expenses in the segment increased 5.5 percent on a per-adjusted-admission basis in 1Q20 reflecting higher supply costs for personal protective equipment, the decline in volumes associated with COVID-19 and a higher patient length of stay. Selected operating expenses include salaries, wages and benefits, supplies and other operating expenses.

Earnings

•	Adjusted EBITDA in the segment was $342 million in 1Q20, a decrease of 1.4 percent compared to $347 million in 1Q19. The Adjusted EBITDA margin was 8.9 percent in 1Q20 compared to 9.0 percent in 1Q19.

Ambulatory Care Segment Results

Tenet’s Ambulatory Care business segment is comprised of the operations of USPI. As of March 31, 2020, USPI had interests in 265 ambulatory surgery centers, 39 urgent care centers (nearly all of which operate under the CareSpot brand), 23 imaging centers and 24 surgical hospitals in 27 states. The Company owns 95 percent of USPI.

Ambulatory Care segment results ($ in millions)	1Q20	1Q19
Net operating revenues	$490	$480
Same-facility system-wide net patient services revenues (c)	$1,019	$1,035
Adjusted EBITDA	$156	$177
Adjusted EBITDA less facility-level NCI	$100	$112
Same-facility system-wide surgical cases (decline) growth	(8.5)%	2.8%
Same-facility system-wide total ambulatory cases (decline) growth	(4.3)%	0.9%

(c) Same-facility system-wide revenues and statistical information include the results of many of the facilities in which the Ambulatory Care segment has an investment that are not consolidated by Tenet (of the 351 facilities at March 31, 2020, the results of 107 were accounted for under the equity method for unconsolidated affiliates). To help analyze the segment’s results of operations, management uses system-wide measures, which include revenues and cases of both consolidated and unconsolidated facilities.

Revenues and Volumes

•	The Ambulatory Care segment produced net operating revenues of $490 million in 1Q20, an increase of 2.1 percent compared to $480 million in 1Q19 despite the COVID-19 impact.

•	On a same-facility system-wide basis, revenues decreased 1.5 percent in 1Q20, with cases decreasing 4.3 percent and revenue per case increasing 2.9 percent.

•
In the surgical business, which represents the majority of segment revenues, same-facility system-wide revenues declined 1.6 percent in 1Q20, with cases down 8.5 percent and revenue per case up 7.6 percent reflecting the shift to higher acuity cases as less critical elective cases were deferred due to COVID-19, as well as negotiated rate increases.

•	The impact of COVID-19 on the Company's same-facility system-wide volumes are shown in March versus the comparable period in 2019 as follows:

	Jan. - Feb. 2020	Month of March 2020	1Q20
Surgical cases growth (decline)	2.0%	(28.6)%	(8.5)%

•	Same-facility system-wide surgical cases in the back half of March 2020 were lower than the comparable period last year by approximately 53 percent due to COVID-19.

Earnings

•
Segment Adjusted EBITDA of $156 million in 1Q20, was down 11.9 percent from $177 million in 1Q19; Adjusted EBITDA less facility-level noncontrolling interest (NCI) was $100 million, down 10.7 percent from $112 million in 1Q19.

Conifer Segment Results

Tenet’s Conifer business segment provides healthcare business process services in the areas of hospital and physician revenue cycle management as well as value-based care solutions to healthcare systems, individual hospitals, physician practices, self-insured organizations, healthcare plans and other entities.

Conifer segment results ($ in millions)	1Q20	1Q19
Net operating revenues	$332	$349
Adjusted EBITDA	$87	$99

The Company continues to work on spinning off its Conifer segment. This transaction is expected to both enhance shareholder value and reduce the level of debt on Tenet through a tax-free debt-for-debt exchange.

Revenues

•
During 1Q20, as anticipated, Conifer segment revenues declined 4.9 percent to $332 million, from $349 million in 1Q19, primarily due to client attrition as a result of hospital divestitures by both Tenet and other clients. Revenues from third-party clients declined 3.4 percent to $196 million in 1Q20 from $203 million in 1Q19.

Earnings

•
Conifer generated $87 million of Adjusted EBITDA in 1Q20, down 12.1 percent from $99 million in 1Q19, but in line with the Company's expectation for the quarter. Adjusted EBITDA margins were 26.2 percent in 1Q20 compared to 28.4 percent in 1Q19.

Balance Sheet, Cash Flows and Liquidity

Balance Sheet Highlights

($ in millions)	March 31, 2020	December 31, 2019
Cash and cash equivalents	$613	$262
Accounts receivable days outstanding	60.7	58.4
Line-of-credit borrowings outstanding	$500	$0
Ratio of net debt to Adjusted EBITDA (d)	5.44	5.35
(d) Net debt is total debt less cash and cash equivalents

•
Cash and cash equivalents at March 31, 2020 were $351 million higher than at December 31, 2019 as the Company maintained excess cash to ensure sufficient liquidity given the COVID-19 operational pressures. As of May 1, 2020, the Company had approximately $2.2 billion of excess cash available.

•
The Company had $500 million in outstanding borrowings on its $1.5 billion credit line as of March 31, 2020. However, in April 2020 the Company repaid those outstanding borrowings and announced that it amended its line-of-credit agreement to increase the borrowing capacity from $1.5 billion to $1.9 billion.

Cash flows and liquidity

Reconciliations of net cash provided by operating activities to both Free Cash Flow and Adjusted Free Cash Flow are contained in Table #3 at the end of this release.

($ in millions)	1Q20	1Q19
Net cash provided by operating activities	$129	$10
Capital expenditures	$(182)	$(192)
Free cash flow	$(53)	$(182)
Adjusted free cash flow	$15	$(148)
Net cash used in investing activities	$(204)	$(139)
Net cash provided by (used in) financing activities	$426	$(30)

•
Net cash provided by operating activities for 1Q20 increased $119 million compared to 1Q19 primarily driven by a $74 million decrease in the Company's 401(k) match funding, a $36 million increase in payments for restructuring charges, acquisition-related costs and litigation and settlements, as well as the timing of other working capital changes.

•	Free Cash Flow in 1Q20, increased $129 million compared to 1Q19.

•	Adjusted Free Cash Flow in 1Q20 improved $163 million compared to 1Q19.

•	Net cash used in investing activities increased $65 million compared to 1Q19 primarily due to $53 million of additional investments to acquire interests in various ambulatory surgery centers.

•	Net cash provided by financing activities increased $456 million in 1Q20 versus the 1Q19 use of cash primarily due to borrowings under the Company's line-of-credit facility.

•	During April 2020, the Company took a number of steps to enhance its liquidity given the challenges associated with the COVID-19 environment, including:

◦	Completing a $700 million first-lien secured notes offering in early April 2020.

◦	The Company applying for Medicare accelerated advance payments and receiving approximately $1.5 billion of such payments in April. These advances will have to be repaid within the next year.

◦	The receipt of grant funds authorized by stimulus legislation, including the CARES
Act, which was enacted at the end of March 2020. In April 2020, the Company received approximately $345 million of grant aid associated with the $50 billion distributed to providers across the country from the $175 billion of grant aid earmarked for health care providers under the stimulus legislation. The Company does not have to repay the grant aid as long as the terms and conditions of the grants are met.

•	The CARES Act also included other provisions that will enhance the Company’s liquidity in the near term, including:

◦
Suspension of the 2 percent Medicare sequestration revenue reductions through the end of 2020. This change will result in additional revenue and cash flow for the Company in 2020 of approximately $67 million, which the Company does not have to repay. The 2 percent sequestration revenue reduction resumes again in 2021.

◦
Suspension of the previously scheduled Medicaid disproportionate share (DSH) revenue reductions mandated under the Affordable Care Act until December 2020 are estimated to add approximately $60 million in revenue and cash flow for the Company in 2020, which the Company does not have to repay.

◦
Deferral of the 6.2 percent social security payroll tax match. The Company expects that this will result in it not having to fund approximately $250 million of payroll taxes in 2020. The Company will have to repay half of this amount (~$125 million) in December 2021 and the other half in December 2022.

◦	An increase in Medicare inpatient payment rates of 20 percent for treating COVID-19 patients.

◦	Federal match funding of traditional state Medicaid programs (FMAP match) has been increased 6.2 percent, which should result in additional Medicaid payment rates to providers.

◦
Other tax-related changes that are expected to increase the Company's net operating loss (NOL) carryforwards for tax purposes since the interest expense deduction limitation has been reduced for 2019 and 2020.

•	There was no impact on the Company’s financial statements for the three-month period ended March 31, 2020 related to funds received in April 2020 under the CARES Act.

Management’s Webcast Discussion of Results and Outlook

Tenet management will discuss the Company’s 1Q20 results in a webcast scheduled for 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on May 5, 2020. Investors can access the webcast through the Company’s website at www.tenethealth.com/investors.

The slide presentation associated with the webcast referenced above, a copy of this earnings press release and a related supplemental financial disclosures document will be available on the Company's Investor Relations website on May 4, 2020.

Cautionary Statement

This release contains “forward-looking statements” - that is, statements that relate to future, not past, events. In this context, forward-looking statements often address the Company's expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “assume,” “believe,” “budget,” “estimate,” “forecast,” “intend,” “plan,” “predict,” “project,” “seek,” “see,” “target,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain, especially with regards to developments related to COVID-19. Particular uncertainties that could cause the Company's actual results to be materially different than those expressed in the Company's forward-looking statements include, but are not limited to, the recent outbreak of the COVID-19 pandemic and the other factors disclosed under “Forward-Looking Statements” and “Risk Factors” in our Form 10-K for the year ended December 31, 2019, subsequent Form 10-Q filings and other filings with the Securities and Exchange Commission.

About Tenet Healthcare

Tenet Healthcare Corporation (NYSE: THC) is a diversified healthcare services company headquartered in Dallas with 113,000 employees. Through an expansive care network that includes United Surgical Partners International, we operate 65 hospitals and approximately 510 other healthcare facilities, including surgical hospitals, ambulatory surgery centers, urgent care and imaging centers and other care sites and clinics. We also operate Conifer Health Solutions, which provides revenue cycle management and value-based care services to hospitals, health systems, physician practices, employers and other customers. Across the Tenet enterprise, we are united by our mission to deliver quality, compassionate care in the communities we serve. For more information, please visit www.tenethealth.com.

Investor Contact
Regina Nethery
469-893-2387
regina.nethery@tenethealth.com

Media Contact
Lesley Bogdanow
469-893-2640
mediarelations@tenethealth.com

Non-GAAP Financial Measures

•
Adjusted EBITDA, a non-GAAP measure, is defined by the Company as net income available (loss attributable) to Tenet common shareholders before (1) the cumulative effect of changes in accounting principles, (2) net loss attributable (income available) to noncontrolling interests, (3) income (loss) from discontinued operations, (4) income tax expense (benefit), (5) gain (loss) from early extinguishment of debt, (6) other non-operating income (expense), net, (7) interest expense, (8) litigation and investigation (costs) benefits, net of reinsurance recoveries, (9) net gains (losses) on sales, consolidation and deconsolidation of facilities, (10) impairment and restructuring charges and acquisition-related costs, (11) depreciation and amortization and (12) income (loss) from divested and closed businesses. Litigation and investigation costs excluded do not include ordinary course of business malpractice and other litigation and related expenses.

•
Adjusted diluted earnings (loss) per share from continuing operations per share, a non-GAAP measure, is defined by the Company as Adjusted net income available (loss attributable) from continuing operations to Tenet common shareholders, divided by the weighted average primary or diluted shares outstanding in the reporting period.

•
Adjusted net income (loss attributable) from continuing operations to Tenet common shareholders, a non-GAAP measure, is defined by the Company as net income available (loss attributable) to Tenet common shareholders before (1) income (loss) from discontinued operations, (2) gain (loss) from early extinguishment of debt, (3) litigation and investigation (costs) benefits, net of reinsurance recoveries, (4) net gains (losses) on sales, consolidation and deconsolidation of facilities, (5) impairment and restructuring charges and acquisition-related costs, (6) income (loss) from divested and closed businesses and (7) the associated impact of these items on taxes and noncontrolling interests. Litigation and investigation costs excluded do not include ordinary course of business malpractice and other litigation and related expenses.

•	Free Cash Flow, a non-GAAP measure, is defined by the Company as (1) net cash provided by (used in) operating activities, less (2) purchases of property and equipment for continuing operations.

•
Adjusted Free Cash Flow, a non-GAAP measure, is defined by the Company as (1) Adjusted net cash provided by (used in) operating activities from continuing operations, less (2) purchases of property and equipment from continuing operations.

•
Adjusted net cash provided by (used in) operating activities, a non-GAAP measure, is defined by the Company as cash provided by (used in) operating activities prior to (1) payments for restructuring charges, acquisition-related costs and litigation costs and settlement, and (2) net cash provided by (used in) operating activities for discontinued operations.

The Company believes the foregoing non-GAAP measures are useful to investors and analysts because they present additional information on the Company’s financial performance. Investors, analysts, Company management and the Company’s Board of Directors utilize these non-GAAP measures, in addition to GAAP measures, to track the Company’s financial and operating performance and compare the Company’s performance to its peer companies, which use similar non-GAAP financial measures in their presentations and earnings releases. The Human Resources Committee of the Company’s Board of Directors also uses certain of these measures to evaluate management’s performance for the purpose of determining incentive compensation. Additional information regarding the purpose and utility of specific non-GAAP measures used in this release is set forth below.

The Company believes that Adjusted EBITDA is a useful measure, in part, because certain investors and analysts use both historical and projected Adjusted EBITDA, in addition to other GAAP and non-GAAP measures, as factors in determining the estimated fair value of shares of the Company’s common stock. Company management also regularly reviews the Adjusted EBITDA performance for each operating segment. The Company does not use Adjusted EBITDA to measure liquidity, but instead to measure operating performance.

The Company uses, and believes investors use, Free Cash Flow and Adjusted Free Cash Flow as supplemental non-GAAP measures to analyze cash flows generated from the Company's operations. The Company believes these measures are useful to investors in evaluating its ability to fund distributions paid to noncontrolling interests or for acquisitions, purchasing equity interests in joint ventures or repaying debt.

These non-GAAP measures may not be comparable to similarly titled measures reported by other companies. Because these measures exclude many items that are included in the Company's financial statements, they do not provide a complete measure of the Company's operating performance. For example, the Company's definitions of Free Cash Flow and Adjusted Free Cash Flow do not include other important uses of cash including (1) cash used to purchase businesses or joint venture interests, or (2) any items that are classified as Cash Flows From Financing Activities on the Company's Consolidated Statement of Cash Flows, including items such as (i) cash used to repay borrowings, (ii) distributions paid to noncontrolling interests, or (iii) payments under the Put/Call Agreement for USPI redeemable noncontrolling interest, which are recorded on the Statement of Cash Flows as the purchase of noncontrolling interest. Accordingly, investors are encouraged to use GAAP measures when evaluating the Company's financial performance.

Tenet Healthcare Corporation
Financial Statements and Reconciliations
1Q20 Earnings Release

TENET HEALTHCARE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(Dollars in millions except per share amounts)	Three Months Ended March 31,
	2020	%	2019	%	Change
Net operating revenues	$4,520	100.0%	$4,545	100.0%	(0.6)%
Equity in earnings of unconsolidated affiliates	28	0.6%	34	0.7%	(17.6)%
Operating expenses:
Salaries, wages and benefits	2,187	48.4%	2,151	47.3%	1.7%
Supplies	763	16.9%	741	16.3%	3.0%
Other operating expenses, net	1,013	22.4%	1,065	23.4%	(4.9)%
Depreciation and amortization	203	4.5%	208	4.6%
Impairment and restructuring charges, and acquisition-related costs	55	1.2%	19	0.4%
Litigation and investigation costs	2	—%	13	0.3%
Net (gains) losses on sales, consolidation and deconsolidation of facilities	(2)	—%	1	—%
Operating income	327	7.2%	381	8.4%
Interest expense	(243)		(251)
Other non-operating income, net	1		1
Loss from early extinguishment of debt	—		(47)
Income from continuing operations, before income taxes	85		84
Income tax benefit (expense)	75		(20)
Income from continuing operations, before discontinued operations	160		64
Discontinued operations:
(Loss) income from operations	(1)		10
Income tax expense	—		(2)
(Loss) income from discontinued operations	(1)		8
Net income	159		72
Less: Net income available to noncontrolling interests	66		84
Net income available (loss attributable) to Tenet Healthcare Corporation common shareholders	$93		$(12)
Amounts available (attributable) to Tenet Healthcare Corporation common shareholders
Income (loss) from continuing operations, net of tax	$94		$(20)
(Loss) income from discontinued operations, net of tax	(1)		8
Net income available (loss attributable) to Tenet Healthcare Corporation common shareholders	$93		$(12)
Earnings (loss) per share available (attributable) to Tenet Healthcare Corporation common shareholders:
Basic
Continuing operations	$0.90		$(0.19)
Discontinued operations	(0.01)		0.08
	$0.89		$(0.11)
Diluted
Continuing operations	$0.89		$(0.19)
Discontinued operations	(0.01)		0.08
	$0.88		$(0.11)
Weighted average shares and dilutive securities outstanding (in thousands):
Basic	104,353		102,788
Diluted*	105,733		102,788

*Had the Company generated income from continuing operations in the three months ended March 31, 2019, the effect of employee stock options, restricted stock units and deferred compensation units on the diluted shares calculation would have been an increase of 1,753 thousand shares.

Prior period amounts have been recast to reflect the Company's change in accounting for its medical malpractice and workers' compensation actuarial liabilities, As permitted by U.S. GAAP, these liabilities are now reported on an undiscounted basis, whereas they were previously reported on a discounted basis.

TENET HEALTHCARE CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
(Dollars in millions)	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$613	$262
Accounts receivable	2,722	2,743
Inventories of supplies, at cost	324	310
Income tax receivable	18	10
Assets held for sale	394	387
Other current assets	1,317	1,369
Total current assets	5,388	5,081
Investments and other assets	2,467	2,369
Deferred income taxes	263	183
Property and equipment, at cost, less accumulated depreciation and amortization	6,786	6,878
Goodwill	7,308	7,252
Other intangible assets, at cost, less accumulated amortization	1,611	1,602
Total assets	$23,823	$23,365

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$165	$171
Accounts payable	1,079	1,204
Accrued compensation and benefits	788	877
Professional and general liability reserves	279	330
Accrued interest payable	306	245
Liabilities held for sale	49	44
Other current liabilities	1,429	1,334
Total current liabilities	4,095	4,205
Long-term debt, net of current portion	15,082	14,580
Professional and general liability reserves	638	635
Defined benefit plan obligations	547	560
Deferred income taxes	27	27
Other long-term liabilities	1,405	1,415
Total liabilities	21,794	21,422
Commitments and contingencies
Redeemable noncontrolling interests in equity of consolidated subsidiaries	1,526	1,506
Equity:
Shareholders’ equity:
Common stock	7	7
Additional paid-in capital	4,739	4,760
Accumulated other comprehensive loss	(256)	(257)
Accumulated deficit	(2,434)	(2,513)
Common stock in treasury, at cost	(2,414)	(2,414)
Total shareholders’ deficit	(358)	(417)
Noncontrolling interests	861	854
Total equity	503	437
Total liabilities and equity	$23,823	$23,365

TENET HEALTHCARE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOW
(Unaudited)

	Quarters Ended
(Dollars in millions)	March 31,
	2020	2019
Net income	$159	$72
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	203	208
Deferred income tax (benefit) expense	(79)	22
Stock-based compensation expense	13	11
Impairment and restructuring charges, and acquisition-related costs	55	19
Litigation and investigation costs	2	13
Net losses (gains) on sales, consolidation and deconsolidation of facilities	(2)	1
Loss from early extinguishment of debt	—	47
Equity in earnings of unconsolidated affiliates, net of distributions received	(11)	3
Amortization of debt discount and debt issuance costs	10	11
Pre-tax loss (income) from discontinued operations	1	(10)
Other items, net	2	(7)
Changes in cash from operating assets and liabilities:
Accounts receivable	14	(158)
Inventories and other current assets	23	(115)
Income taxes	2	9
Accounts payable, accrued expenses and other current liabilities	(144)	(119)
Other long-term liabilities	(51)	37
Payments for restructuring charges, acquisition-related costs, and litigation costs and settlements	(68)	(32)
Net cash used in operating activities from discontinued operations, excluding income taxes	—	(2)
Net cash provided by operating activities	129	10
Cash flows from investing activities:
Purchases of property and equipment — continuing operations	(182)	(192)
Purchases of businesses or joint venture interests, net of cash acquired	(55)	(2)
Proceeds from sales of facilities and other assets — continuing operations	11	41
Proceeds from sales of facilities and other assets — discontinued operations	—	17
Proceeds from sales of marketable securities, long-term investments and other assets	10	4
Purchases of marketable securities and equity investments	(4)	(4)
Other long-term assets	(2)	(2)
Other items, net	18	(1)
Net cash used in investing activities	(204)	(139)
Cash flows from financing activities:
Repayments of borrowings under credit facility	(240)	(495)
Proceeds from borrowings under credit facility	740	685
Repayments of other borrowings	(48)	(1,620)
Proceeds from other borrowings	7	1,507
Debt issuance costs	(1)	(18)
Distributions paid to noncontrolling interests	(76)	(74)
Proceeds from sale of noncontrolling interests	2	4
Purchases of noncontrolling interests	—	(3)
Proceeds from exercise of stock options and employee stock purchase plan	2	1
Other items, net	40	(17)
Net cash provided by (used in) financing activities	426	(30)
Net increase (decrease) in cash and cash equivalents	351	(159)
Cash and cash equivalents at beginning of period	262	411
Cash and cash equivalents at end of period	$613	$252
Supplemental disclosures:
Interest paid, net of capitalized interest	$(172)	$(158)
Income tax (payments) refunds, net	$(3)	$9

TENET HEALTHCARE CORPORATION
SEGMENT REPORTING
(Unaudited)

(Dollars in millions)	Three Months Ended
	March 31,
	2020	2019
Net operating revenues:
Hospital Operations and other total prior to inter-segment eliminations	$3,834	$3,862
Ambulatory Care	490	480
Conifer
Tenet	136	146
Other clients	196	203
Total Conifer revenues	332	349
Inter-segment eliminations	(136)	(146)
Total	$4,520	$4,545

Equity in earnings of unconsolidated affiliates:
Hospital Operations and other	$2	$3
Ambulatory Care	26	31
Total	$28	$34

Adjusted EBITDA:
Hospital Operations and other	$342	$347
Ambulatory Care	156	177
Conifer	87	99
Total	$585	$623

Capital expenditures:
Hospital Operations and other	$167	$170
Ambulatory Care	11	20
Conifer	4	2
Total	$182	$192

Prior period amounts have been recast to reflect the Company's change in accounting for its medical malpractice and workers' compensation actuarial liabilities, As permitted by U.S. GAAP, these liabilities are now reported on an undiscounted basis, whereas they were previously reported on a discounted basis.

TENET HEALTHCARE CORPORATION
Additional Supplemental Non-GAAP disclosures
Table #1 – Reconciliation of Net Income Available (Loss Attributable) to
Tenet Healthcare Corporation Common Shareholders to Adjusted Net Income Available from Continuing Operations to Common Shareholders
(Unaudited)

(Dollars in millions except per share amounts)	1Q20	1Q19
Net income available (loss attributable) to Tenet Healthcare Corporation common shareholders	$93	$(12)
Net (loss) income from discontinued operations	(1)	8
Net income (loss) from continuing operations	94	(20)
Less: Impairment and restructuring charges, and acquisition-related costs	(55)	(19)
Litigation and investigation costs	(2)	(13)
Net gains (losses) on sales, consolidation and deconsolidation of facilities	2	(1)
Loss from early extinguishment of debt	—	(47)
Loss from divested and closed businesses	—	(1)
Noncontrolling interest impact	—	—
Tax impact of above items	14	(2)
Adjusted net income available from continuing operations to common shareholders	$135	$63

Diluted earnings (loss) per share from continuing operations	$0.89	$(0.19)
Less: Impairment and restructuring charges, and acquisition-related costs	(0.52)	(0.18)
Litigation and investigation costs	(0.02)	(0.12)
Net gains (losses) on sales, consolidation and deconsolidation of facilities	0.02	(0.01)
Loss from early extinguishment of debt	—	(0.45)
Loss from divested and closed businesses	—	(0.01)
Noncontrolling interest impact	—	—
Tax impact of above items	0.13	(0.02)
Adjusted diluted earnings per share from continuing operations	$1.28	$0.60

Weighted average basic shares outstanding (in thousands)	104,353	102,788
Weighted average dilutive shares outstanding (in thousands)	105,733	104,541

TENET HEALTHCARE CORPORATION
Additional Supplemental Non-GAAP disclosures
Table #2 – Reconciliation of Net Income Available (Loss Attributable) to Tenet Healthcare Corporation Common Shareholders to Adjusted EBITDA
(Unaudited)

(Dollars in millions)	1Q20	1Q19
Net income available (loss attributable) to Tenet Healthcare Corporation common shareholders	$93	$(12)
Less: Net income available to noncontrolling interests	(66)	(84)
(Loss) income from discontinued operations, net of tax	(1)	8
Income from continuing operations	160	64
Income tax benefit (expense)	75	(20)
Loss from early extinguishment of debt	—	(47)
Other non-operating income, net	1	1
Interest expense	(243)	(251)
Operating income	327	381
Litigation and investigation costs	(2)	(13)
Net gains (losses) on sales, consolidation and deconsolidation of facilities	2	(1)
Impairment and restructuring charges, and acquisition-related costs	(55)	(19)
Depreciation and amortization	(203)	(208)
Loss from divested and closed businesses	—	(1)
Adjusted EBITDA	$585	$623

Net operating revenues	$4,520	$4,545

Net income available (loss attributable) to Tenet Healthcare Corporation common shareholders as a % of net operating revenues	2.1%	(0.3)%

Adjusted EBITDA as a % of net operating revenues (Adjusted EBITDA margin)	12.9%	13.7%

TENET HEALTHCARE CORPORATION
Additional Supplemental Non-GAAP disclosures
Table #3 – Reconciliations of Net Cash Provided by Operating Activities to Free Cash Flow and Adjusted Free Cash Flow from Continuing Operations
(Unaudited)

(Dollars in millions)	1Q20	1Q19
Net cash provided by operating activities	$129	$10
Purchases of property and equipment	(182)	(192)
Free cash flow	$(53)	$(182)

Net cash used in investing activities	$(204)	$(139)
Net cash provided by (used in) financing activities	$426	$(30)

Net cash provided by operating activities	$129	$10
Less: Payments for restructuring charges, acquisition-related costs, and litigation costs and settlements	(68)	(32)
Net cash used in operating activities from discontinued operations	—	(2)
Adjusted net cash provided by operating activities from continuing operations	197	44
Purchases of property and equipment	(182)	(192)
Adjusted free cash flow – continuing operations	$15	$(148)